                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        PACIFIC GATEWAY EXCHANGE, INC.
               (Name of Registrant as Specified In Its Charter)

                        PACIFIC GATEWAY EXCHANGE, INC.
                   (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transactions applies:

    2)  Aggregate number of securities to which transactions applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

    4)  Proposed maximum aggregate value of transaction:

    5)  Total Fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount previously paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                   [LOGO OF PACIFIC GATEWAY EXCHANGE, INC.]

                        PACIFIC GATEWAY EXCHANGE, INC.
                       533 AIRPORT BOULEVARD, SUITE 505
                         BURLINGAME, CALIFORNIA 94010
                                (650) 375-6700

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Pacific Gateway Exchange, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, June 16, 1998, at 10:00 a.m., Burlingame, California time, at the San Francisco Airport Marriott, 1800 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

  (1) To elect two persons to the Company's Board of Directors;

  (2) To consider and vote upon a resolution (which is attached as Exhibit A to the accompanying Proxy Statement) to amend Article III of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from Fifty Million (50,000,000) to Seventy Million (70,000,000) shares;

  (3) To approve the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998; and

  (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Company's Annual Report for the fiscal year ended December 31, 1997 also accompanies this Notice.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                   BY ORDER OF THE BOARD OF DIRECTORS,

                                   /s/ Howard A. Neckowitz
                                   Howard A. Neckowitz, Chairman, President
                                    and Chief Executive Officer

Burlingame, California
May   , 1998

                   [LOGO OF PACIFIC GATEWAY EXCHANGE, INC.]

                        PACIFIC GATEWAY EXCHANGE, INC.
                       533 AIRPORT BOULEVARD, SUITE 505
                         BURLINGAME, CALIFORNIA 94010
                                (650) 375-6700

                               ----------------

                             1998 PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Pacific Gateway Exchange, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 16, 1998, beginning at 10:00 a.m., Burlingame, California time, at the San Francisco Airport Marriott, 1800 Old Bayshore Highway, Burlingame, California 94010, and at any adjournment(s) thereof. The approximate date on which this Proxy Statement and the enclosed proxy are first being mailed to stockholders is May 11, 1998.

                         VOTING RIGHTS AND PROCEDURES

  The Company's common stock, $.0001 par value per share (the "Common Stock"), is the only issued and outstanding class of stock. At the close of business on April 24, 1998, the Company had outstanding 19,114,111 shares of Common Stock (each, a "Share"). Each Share entitles the holder thereof to one vote on each matter submitted to a vote of stockholders. Only holders of record of the Common Stock on April 24, 1998 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Each share of Common Stock is coupled with a right to acquire Series A Junior Participating Preferred Stock.

  Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. A stockholder who submits a proxy on the accompanying form has the right to revoke it at any time prior to its use by
(i) delivering a written notice to the Secretary of the Company, (ii) executing a later-dated proxy or (iii) attending the Annual Meeting and voting in person. However, such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. The form of proxy provides a space for stockholders to withhold their vote for any proposal. Stockholders are urged to indicate their vote on each matter in the space provided. If a properly executed proxy form is returned to the Company and no space is marked, it will be voted at the meeting by the persons therein named as proxies as follows: (1) FOR the election of the directors recommended by the Board of Directors, (2) FOR an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from Fifty Million (50,000,000) to Seventy Million (70,000,000) shares, (3) FOR the selection of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Company's independent auditors for the fiscal year ending on December 31, 1998, and (4) in their discretion, upon such other business as may properly come before the meeting. Whether or not you plan to attend the meeting, please fill in, sign and return your proxy card. A return addressed envelope is enclosed for your convenience.

  A majority of the outstanding Shares entitled to vote, represented either in person or by proxy, will constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and voting for the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Approval of the proposed amendment to the Company's Restated Certificate of Incorporation will require an affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting. Approval of the selection of Coopers & Lybrand as the Company's independent auditors for the fiscal year ending on December 31, 1998 will require an affirmative vote of the holders of a majority of the Shares present or represented at the Annual Meeting and voting on such proposal, provided a quorum is present.

  In all cases, abstentions will be treated as Shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum. Accordingly, abstentions will have no effect on the outcome of the election of directors, but will have the same effect as voting against the proposals to amend the Restated Certificate of Incorporation and to approve the selection of Coopers & Lybrand as the Company's independent auditors.

  In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those Shares will be treated as present or represented for purposes of determining the presence of a quorum, but will not be treated as present or represented and entitled to vote for purposes of determining the number of votes necessary for the approval of any matter on which they do not have discretionary authority to vote. Accordingly, broker non-votes will have no effect on the number of votes necessary to elect directors or to approve the selection of Coopers & Lybrand. Broker non-votes will have the same effect as a vote against the proposal to amend the Company's Restated Certificate of Incorporation.

  In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting and such election inspectors will determine whether or not a quorum is present.

  The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and telegraph, all without extra compensation. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The fee to be paid to such firm for such services will be borne by the Company and is not expected to exceed $3,000 plus reasonable expenses.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  The Company's Board of Directors consists of five persons. The Company's Restated Certificate of Incorporation provides that the Company's Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Board of Directors has nominated Charles
M. Dalfen and Barry J. Volante, both of whom are current directors of the Company with terms expiring at the Annual Meeting, to election as directors with a term expiring at the 2001 Annual Meeting.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. Each of these nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy-holder for such person or persons as may be designated by the Board, unless the stockholder has directed otherwise.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
          THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY

  Set forth below is certain information with respect to the nominees for directors and the other current directors of the Company:

CURRENT BOARD OF DIRECTORS

              NAME            AGE                  POSITION(S)
              ----            ---                  ----------
                                  Chairman, President, Chief Executive Officer
   Howard A. Neckowitz.......  44 and Director
   Gail E. Granton...........  42 Executive Vice President, International
                                  Business Development, Secretary and Director
   Charles M. Dalfen.........  55 Director
   James J. Junewicz.........  47 Director
   Barry J. Volante..........  63 Director

NOMINEES SEEKING REELECTION

  Charles M. Dalfen has served as a member of the Board of Directors since December 1996. He has been the President of Dalfen Associates, a consulting firm specializing in telecommunications regulation, since 1982. Prior to that, Mr. Dalfen served from 1976 to 1980 as a Vice Chairman of the Canadian Radio-television and Telecommunications Commission ("CRTC").

  Barry J. Volante has served as a member of the Board of Directors since May 1997. He is currently Chief Executive Officer and President of Asset Channels, Inc. He served as Vice President--Telecommunications Finance of General Electric Capital Corporation ("GECC") from 1994 to 1997. From 1985 to 1994, Mr. Volante served as Manager, Telecommunications Planning Corporation Information Technology of General Electric Company. From 1983 to 1985, Mr. Volante was self-employed as an independent telecommunications consultant advising foreign and domestic clients on telecommunications infrastructure projects.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THIS MEETING

  Howard A. Neckowitz has served as President, Chief Executive Officer and Chairman of the Board of the Company since its inception in August 1991. Mr. Neckowitz previously served as a consultant to major U.S. and overseas telecommunications companies with respect to valuation and due diligence processes for the acquisition of ongoing foreign telecommunications operations and the start-up of competitive carrier operations for international, long distance, local and cellular operations in various countries. Prior to his consulting experience, Mr. Neckowitz served from 1982 to 1986 as Director, International Services, at GTE Sprint, where he founded and developed GTE Sprint's international services operation. In this position he was responsible for feasibility analyses supporting GTE Sprint's entrance into the international switched service market. From 1977 to 1982, Mr. Neckowitz worked at AT&T in its Overseas Department.

  Gail E. Granton has served as Executive Vice President, International Business Development, Secretary and a member of the Board of Directors of the Company since its inception in August 1991. From August 1991 to August 1996, she served as Chief Financial Officer of the Company. From 1986 to August 1991, Ms. Granton served as a consultant to major U.S. and overseas telecommunications companies, focusing on the valuation and due diligence processes for the acquisition of ongoing foreign telecommunication operations and the start-up of competitive carrier operations for international, long distance, local and cellular operation in various countries. From 1982 to 1986, Ms. Granton worked in the International Department of GTE Sprint as a Manager, International Business Development, reporting to Mr. Neckowitz.

  James J. Junewicz has served as a member of the Board of Directors since December 1996. He has been a partner of the law firm of Mayer, Brown & Platt in Chicago, Illinois since 1987. Mayer, Brown & Platt currently serves as corporate counsel for the Company. Prior to joining Mayer, Brown & Platt in 1984, Mr. Junewicz served as Assistant General Counsel of the United States Securities and Exchange Commission in Washington, D.C.

MEETINGS AND COMMITTEES OF THE BOARD

  The Board has two standing committees: the Compensation Committee and the Audit Committee. The Board does not have a Nominating Committee or any committee performing similar functions. During the fiscal year ended December 31, 1997 ("fiscal 1997"), the Board met 11 times and on 1 occasion acted by unanimous written consent. In fiscal 1997, the Audit Committee met 1 time and the Compensation Committee met 8 times. During fiscal 1997, all directors attended at least 75% of the aggregate of such meetings of the Board of Directors and the committees of the Board of which they were a member (or of such meetings during such director's tenure on the Board of Directors).

  All of the directors of the Company are members of the Compensation Committee. Mr. Dalfen and Mr. Volante act as Co-chairman of the Compensation Committee. The Compensation Committee generally establishes the salaries, benefits and overall compensation of the officers and employees of the Company and administers any employee benefit plans of the Company. A subcommittee of the Compensation Committee, consisting solely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, administers the Company's 1997 Long-Term Incentive Plan and periodically grants options and other equity-based awards to employees, directors or other individuals providing services to the Company pursuant to the 1997 Long-Term Incentive Plan.

  Messrs. Charles Dalfen, Barry Volante and James Junewicz are the current members of the Audit Committee. Mr. Junewicz acts as chairman of the Audit Committee. The Audit Committee's responsibilities include recommending to the Board the selection of the Company's independent certified public accountants, reviewing the arrangements and the scope of the independent audit and reviewing all financial statements.

                 SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, officers and certain stockholders to file with the Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of Forms 3 and 4 furnished to the Company during fiscal 1997, Forms 5 furnished with respect to fiscal 1997, and certain written representations received by the Company from certain reporting persons in regard to filing requirements, the Company has determined that Robert F. Craver and Ms. Granton each did not timely file a Form 4 for the month of May. All filings required by Section 16(a) of the Exchange Act have now been made.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

  The following table sets forth certain information with respect to the beneficial ownership of the outstanding Common Stock as of April 29, 1998 (unless otherwise indicated) by (i) each director of the Company, (ii) the Company's chief executive officer and the individuals serving as executive officers of the Company as of December 31, 1997 named in the table under "Compensation of Directors and Executive Officers--Summary Compensation Table" and (iii) all directors and executive officers of the Company as of April 29, 1998 as a group.

                                                                    PERCENTAGE
                                                        SHARES OF       OF
                                                       COMMON STOCK OUTSTANDING
                                                       BENEFICIALLY   SHARES
                                                         OWNED(1)    OWNED(1)
                                                       ------------ -----------
DIRECTORS AND EXECUTIVE OFFICERS
Howard A. Neckowitz(2)................................  3,922,948      20.4%
Gail E. Granton(3)....................................    867,494       4.5%
Charles M. Dalfen(4)..................................     16,000         *
James J. Junewicz(5)..................................     15,000         *
Barry J. Volante(6)...................................      5,000         *
Ronald D. Anderson(7).................................    184,245         *
Robert F. Craver(8)...................................    139,295         *
Fred A. Weismiller(9).................................    105,810         *
All directors and executive officers as a group (9      4,443,574      23.0%
 persons)(10).........................................
ADDITIONAL 5% STOCKHOLDERS
Ronald Jensen(11).....................................  1,230,760       6.4%
 United Insurance Companies, Inc.
 5215 North O'Connor Boulevard
 Suite 300
 Irving, Texas 75039
KDD America, Inc.(12).................................  1,800,000       9.4%
 201 3rd Street, Suite 911
 San Francisco, California 94103
Nicholas-Applegate Capital Management(13).............  1,103,600       5.8%
 600 West Broadway, 29th Floor
 San Diego, California 92101
Pilgrim Baxter & Associates, Ltd.(14).................  1,136,600       5.9%
 825 Duportail Road
 Wayne, Pennsylvania 19087

--------
*Less than 1%
 (1) Calculated pursuant to Rule 13d-3 under the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of April 29, 1998, are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

 (2) Includes 1,330,760 shares held by Ronald L. Jensen and the Ronald L. Jensen Foundation Charitable Trust for which Mr. Neckowitz has been given an irrevocable proxy to vote such shares until July 31, 2003 or until either party terminates the arrangement pursuant to the terms of the agreement or, if earlier, the date on which Mr. Neckowitz becomes unable to perform his duties as an officer of the Company due to his voluntary resignation, termination for cause, long-term disability, physical incapacity or death. In addition, Mr. Neckowitz believes that he has been promised proxies to vote all shares held by Mr. Jensen's adult children, which would include approximately 1,540,680 shares. Also includes (1) 23,141 shares held by the Genisis Foundation, a charitable trust of which Mr. Neckowitz is a co-trustee, (2) 119,640 shares held by Mr. Neckowitz's wife, (3) 96,045 shares held by the Howard A. and Cheryl Neckowitz 1997 Trust of which Mr. Neckowitz is co-trustee, (4) 812,318 shares held by Gail Granton and (5) 14,000 shares held by the Granton Foundation. The shares held by the Genisis Foundation, Mr. Neckowitz's wife, the Howard A. Neckowitz and Cheryl Neckowitz 1997 Trust, Ms. Granton and the Granton Foundation are subject to an irrevocable proxy granting Mr. Neckowitz the right to vote such shares. Also includes 88,235 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (3) Includes 14,000 shares held by the Granton Foundation, a charitable trust of which she is the trustee. Ms. Granton has granted an irrevocable proxy to Mr. Neckowitz to vote the shares owned by Ms. Granton and the Granton Foundation. Also includes 41,176 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (4) Includes 15,000 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (5) Represents shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (6) Represents shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (7) Includes 25,625 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (8) Includes 26,250 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

 (9) Includes 96,660 shares held by the Weismiller Family Trust of which Mr. Weismiller is co-trustee. The shares held by the Weismiller Family Trust are subject to an irrevocable proxy granting Mr. Weismiller the right to vote such shares. Also includes 9,150 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

(10) Information provided is for the individuals who were directors and executive officers of the Company on April 29, 1998 and includes 238,936 shares issuable upon the exercise of stock options that are either currently exercisable or will be exercisable by June 28, 1998.

(11) Excludes shares held by Mr. Jensen's adult children Julie J. Jensen, Jeffrey J. Jensen, Janet J. Jensen, James J. Jensen and Jami J. Jensen and by certain trusts and foundations of which Mr. Jensen's adult children are trustees. Mr. Jensen's adult children beneficially owned an aggregate of 3,570,375 shares as of December 31, 1997 as reported on
     Schedule 13G as filed with the Securities and Exchange Commission on February 13, 1998. The Company's transfer agent reports that, as of April 27, 1998, Mr. Jensen's adult children (including shares owned by affiliated foundations) were the record owners of 1,540,680 shares. As reported on Schedule 13G, Mr. Jensen disclaims beneficial ownership of all shares beneficially owned by his adult children. Also excludes shares held by certain employees of companies associated with Mr. Jensen and 100,000 shares held by the Ronald L. Jensen Foundation Charitable Trust. Mr. Jensen has entered into an Irrevocable Proxy and Voting Agreement with Mr. Neckowitz granting Mr. Neckowitz the right to vote all of Mr. Jensen's shares in the Company until July 31, 2003, however, either party may terminate the agreement after July 31, 1999 by giving the other party eighteen months' advance written notice (the earliest notice date is July 31, 1999 for a termination of January 21, 2001). The agreement is null and void if Mr. Neckowitz becomes unable to perform his duties as an officer of the Company due to his voluntary resignation, termination for cause, long-term disability, physical incapacity or death.

(12) Share ownership current as of December 31, 1997 as reported on Schedule 13G filed with the Securities and Exchange Commission on March 23, 1998.

(13) Share ownership current as of December 31, 1997 as reported on Schedule 13G filed with the Securities and Exchange Commission on February 3, 1998.

(14) Share ownership current as of December 31, 1997 as reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth in summary form, the compensation earned by Howard A. Neckowitz, the Company's Chairman, President and Chief Executive Officer, and each of the Company's other executive officers whose salary and benefits for periods presented exceeded $100,000 (the "Named Executive Officers").

                                          ANNUAL
                                       COMPENSATION    LONG-TERM COMPENSATION
                                     ----------------- -------------------------
                                                       RESTRICTED    SECURITIES
NAME AND PRINCIPAL       YEAR ENDED                      STOCK       UNDERLYING
POSITION                 DECEMBER 31  SALARY   BONUS     AWARDS      OPTIONS (#)
------------------       ----------- -------- -------- ----------    -----------
Howard A. Neckowitz.....    1997     $300,000 $275,000 $4,134,375(1)   500,000
 Chairman, President and    1996     $295,000      --         --           --
 Chief Executive Officer    1995     $240,000 $ 17,528        --       141,176
Gail E. Granton.........    1997     $160,000 $125,000        --       225,000
 Executive Vice
  President,                1996     $159,167      --         --           --
 International Business
  Development,              1995     $144,167 $ 10,711        --        65,882
 Secretary and Director
Ronald D. Anderson......    1997     $124,992 $100,000        --       120,000
 Senior Vice President,     1996     $123,744      --         --           --
 Operations and
  Engineering               1995     $119,167 $ 10,711        --        41,000
Robert F. Craver........    1997     $150,000 $ 39,961        --        40,000
 Senior Vice President,     1996     $148,750 $100,000        --        10,000
 International Relations    1995     $142,500 $ 37,500        --        35,000
Fred A. Weismiller......    1997     $137,800 $ 49,330        --        40,000
 Executive Vice
  President,                1996     $137,800      --         --           --
 International Marketing    1995     $137,800 $  1,000        --        14,640

--------
(1) The value of the restricted stock award was determined by multiplying the number of shares awarded to Mr. Neckowitz (75,000) by the closing price of the Company's common stock on NASDAQ on December 30, 1997 ($55.125), the date of the award. The restricted stock vests at a rate of 10% per year and all restricted stock becomes 100% vested upon a change in control, death, disability or termination of employment by the Company for reasons other than cause.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to options granted to the Named Executive Officers during 1997:

                                                                           POTENTIAL REALIZED
                                                                         VALUE AT ASSUMED ANNUAL
                         NUMBER OF   PERCENT OF                           RATES OF STOCK PRICE
                          OPTIONS   TOTAL OPTIONS                             APPRECIATION
                         AWARDED IN  AWARDED TO   EXERCISE OR                FOR OPTION TERM
                           FISCAL   EMPLOYEES IN  BASE PRICE  EXPIRATION -----------------------
   NAME                     1997     FISCAL 1997    ($/SH)       DATE        5%          10%
   ----                  ---------- ------------- ----------- ---------- ----------- -----------
Howard A. Neckowitz.....  500,000        31%        $50.188    12/30/07  $18,733,853 $44,694,533
Gail E. Granton.........  225,000        14%        $38.500    11/24/07  $11,060,034 $22,742,339
Ronald D. Anderson......  120,000         8%        $38.500    11/24/07  $ 5,898,685 $12,129,248
Robert F. Craver........   40,000         3%        $38.500    11/24/07  $ 1,966,228 $ 4,043,083
Fred A. Weismiller......   40,000         3%        $38.500    11/24/07  $ 1,966,228 $ 4,043,083

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning exercisable and unexercisable stock options at December 31, 1997 for the Named Executive Officers.

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                             OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                                     END (#)             FISCAL YEAR END ($)
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
Howard A. Neckowitz........   79,412       562,304    $4,273,398   $30,259,265
Gail E. Granton............   37,059       197,941    $1,994,256   $10,651,799
Ronald D. Anderson.........   23,063        96,937    $1,241,089   $ 5,216,471
Robert F. Craver...........   23,438        61,562    $1,261,269   $ 3,312,836
Fred A. Weismiller.........    8,235        46,405    $  443,150   $ 2,497,192

COMPENSATION OF DIRECTORS

  Directors of the Company do not receive cash compensation for services provided as a director. Under the Company's Long-Term Incentive Plan, non-employee Directors will receive an initial option to purchase 20,000 shares of Common Stock upon his or her initial appointment or election to the Board of Directors and yearly grants of options to purchase 10,000 shares of Common Stock. The exercise price of each share underlying the option is equal to the fair market value of a share of Common Stock on the date the option is granted.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  During 1997, the Company had employment agreements in effect with each of Howard A. Neckowitz, President, Chief Executive Officer and Chairman of the Board, Gail E. Granton, Executive Vice President, International Business Development and Secretary, Ronald D. Anderson, Senior Vice President, Operations and Engineering, Robert F. Craver, Senior Vice President, International Relations and Fred A. Weismiller, Executive Vice President, International Marketing. New employment agreements have been executed with each of these individuals, effective January 1, 1998, as described below. As discussed in the Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Company retained a professional consultant to provide advice regarding compensation of executives at comparable companies and to generally advise the Compensation Committee. This consultant reviewed the new employment agreements and found them to be fair and reasonable in view of the circumstances.

  The Company has entered into an agreement with Howard A. Neckowitz, effective January 1, 1998, pursuant to which he is to serve as President and Chief Executive Officer of the Company, and, subject to election, as a director and Chairman of the Board. The agreement provides for an annual base salary of $600,000 (which may be increased pursuant to an annual review by the Compensation Committee); an annual discretionary cash bonus to be determined by the Compensation Committee of the Board; options to purchase 500,000 shares at $50.1875 per share; $3,000,000 of life insurance; participation in the Company's benefit plans on the same terms as provided to the Company's other senior management employees; and reimbursement of reasonably incurred legal expenses in connection with negotiation and preparation of his employment arrangements. The employment agreement is for a five-year term, and is automatically extended for 24-month periods unless notice of non-renewal is provided by either party at least 90 days prior to the end of the employment term.

  Under the new employment agreement, Mr. Neckowitz also is entitled to receive on each of December 30, 1998 and December 30, 1999 options to purchase 500,000 shares of the Company's Common Stock at the market price in effect on such dates. In the event of a Change in Control (as described below) prior to the granting of one or both of the above-referenced stock options, Mr. Neckowitz shall receive in lieu of such option or options cash in the amount of the excess of the fair market value of a share of the Company's common stock on the date of the Change in Control over $50.1875 multiplied by 1,000,000 (if the Change in Control occurs before December 30, 1998) or 500,000 (if the Change in Control occurs on or after December 30, 1998 and before December 30, 1999).

  If Mr. Neckowitz is terminated by the Company for reasons other than Cause (as defined in the agreement) and not on account of death or disability or resigns for Good Reason (as defined in the agreement), then he shall receive a severance payment equal to the sum of three-years salary and annual cash bonuses (the "Severance Payment"), payable in equal monthly amounts over a 3-year period, as well as payment by the Company of his group-health premiums for such time period that Mr. Neckowitz or any of his dependents is eligible for and elects COBRA continuation coverage. Mr. Neckowitz shall also become fully vested in the 75,000 shares of restricted stock granted to him by the Company on December 30, 1997. Upon termination of employment on account of death or disability, Mr. Neckowitz (or his estate) is generally entitled to payments of salary for 90 days thereafter, payment by the Company of his group-health premiums for such time period that Mr. Neckowitz or any of his dependents is eligible for and elects COBRA continuation coverage and a pro rata bonus payment. If the Company undergoes a Change in Control, Mr. Neckowitz shall receive from the Company, without regard to whether his employment terminates in connection with such Change in Control, a lump sum payment equal to the Severance Payment described above in lieu of such Severance Payment. Mr. Neckowitz shall be entitled to reimbursement from the Company for any excise tax (including any additional taxes resulting from such reimbursement) incurred on account of compensation payable pursuant to a Change in Control. Mr. Neckowitz's employment agreement also imposes upon him certain obligations of confidentiality.

  Pursuant to a restricted stock agreement dated December 30, 1997, Mr. Neckowitz was awarded 75,000 restricted shares of the Company's Common Stock. Subject to certain conditions and exceptions, the restrictions on such restricted shares expire as to 10% of such shares each year, provided, however, that in the event of Mr. Neckowitz's death, total disability, termination for reasons other than Cause or resignation for Good Reason (as defined herein) or in the event of a Change in Control, Mr. Neckowitz shall become vested in the restricted shares as of such date.

  New employment agreements between the Company and Gail Granton, Ronald D. Anderson, Fred A. Weismiller and Robert F. Craver provide for annual base salaries of $200,000, $175,000, $137,800 and $150,000, respectively (subject to annual review); an annual discretionary cash bonus determined by the President and based on the performance of the executive, the performance of the Company and other relevant factors; and participation in the Company's benefit plans on the same terms as provided to the Company's other senior management employees. Ms. Granton's and Mr. Anderson's employment agreements are for three-year terms, while Mr. Weismiller's and Mr. Craver's are for two-year terms. At the end of their respective terms, each employment agreement is automatically extended for 12-month periods, unless notice of non-renewal is provided by either party at least 90 days prior to the end of the employment term. Under the respective employment agreements, if employment is terminated by the Company for any reason other than Cause (and not on account of death, disability, voluntary resignation or mutual agreement), then the executive shall, subject to certain limited exceptions, receive a severance payment equal to 18 months salary (for Ms. Granton and Mr. Anderson) or six months salary (for Messrs. Weismiller and Craver). Termination of employment on account of voluntary resignation, mutual agreement or Cause generally relieves the Company of any obligation to make future payments or provide future benefits to the executive, while termination of employment on account of death or disability would entitle the executive officer (or his or her estate) to payments of salary generally through the end of the calendar month in which employment terminated.

  Under the employment agreements between the Company and Mr. Anderson, if the Company undergoes a Change in Control and within two years thereafter the Company terminates Mr. Weismiller and Mr. Craver, for reasons other than Cause or the executive terminates his employment for Good Reason, then the executive shall be entitled to receive a lump sum payment equal to 18 months salary (for Mr. Anderson) or six months (for Messrs. Weismiller and Craver). Upon a Change in Control, Ms. Granton shall, however, receive, without regard to whether her employment terminates in connection with such Change in Control, a lump sum payment equal to 18 months salary. Any such payment made to Ms. Granton shall be in lieu of any severance payment otherwise payable to her and she shall be entitled to reimbursement from the Company for any excise tax (including any additional taxes resulting from such reimbursement) incurred on account of compensation payable pursuant to a Change in Control. The employment agreements between the Company and Ms. Granton and Messrs. Weismiller and Craver also impose upon each of them obligations of confidentiality, while Messrs. Anderson, Weismiller and Craver's employment agreements also impose certain limited obligations not to compete against the Company.

  As used in the new employment agreements, "Change in Control" means the earliest to occur of any one of the following events: (1) any person (with certain limited exceptions) becomes the beneficial owner of 25% or more of the Company's voting stock; (2) the majority of the Board of Directors does not consist of individuals who are Incumbent Directors, which term means the members of the Board as of January 1, 1998; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (3) the Company adopts a liquidation plan; (4) the merger or sale of substantially all of the assets of the Company (unless proportional ownership of the Company's stock does not change); or (5) the Company combines with any other company and is the surviving corporation but the shareholders of the Company immediately prior thereto own less than 50% of the Voting Stock.


INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Compensation decisions are made by the Compensation Committee which consists of the directors of the Company. Mr. Neckowitz and Ms. Granton do not vote on their respective compensation. Mr. Junewicz has abstained from voting on compensation issues relating to Mr. Neckowitz and Ms. Granton due to his law firm's representation of the Company. Grants under the Long-Term Incentive Plan are made by a subcommittee of the Compensation Committee consisting of Mr. Dalfen and Mr. Volante in consultation with the other directors, Company management and, this year, with the consultant retained by the Company. All directors concurred on the awards under the Long-Term Incentive Plan made by the subcommittee (other than awards granted to that director).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Company's compensation program is designed to enable the Company to attract, motivate and retain the best possible executive talent, people who provide the experience and skills which are vital for the Company to achieve its goals. The Company strives to align the personal financial interests of its executives with the financial interests of stockholders in an effort to maximize stockholder value.

  The Compensation Committee of the Board of Directors and, where applicable, the subcommittee of outside directors, sets executive compensation, including adjustments to base salaries, bonuses and grants of equity-based awards. The Compensation Committee bases its determinations of overall executive compensation, which include salary, bonus, certain benefits and stock option awards and possibly other forms of equity-based compensation, on subjective factors based upon consideration of, among other factors, the annual and long-term financial performance of the Company, including the creation of stockholder value, the historical financial performance of the Company, the individual executive officer's contribution to the achievement of operating goals and business objectives and levels of compensation in comparable companies at similar stages of development, with particular emphasis on those operating in the telecommunications industry. The Compensation Committee bases executive compensation on financial performance criteria, including the Company's financial performance and the price of the Company stock, in the context of the telecommunication industry as well as the economy in general.

  All directors of the Company sit on the Compensation Committee of the Board of Directors. However, Mr. Neckowitz and Ms. Granton do not vote on their respective compensation. In addition, because of the relationship of Mr. Junewicz's law firm with the Company, Mr. Junewicz abstains from voting on matters voted upon by the Compensation Committee relating to the compensation of Mr. Neckowitz and Ms. Granton. A subcommittee of the Compensation Committee consisting of Mr. Dalfen and Mr. Volante makes awards under the Company's Long-Term Incentive Plan, including stock options and restricted stock awards in consultation with the other directors, Company management and, this year, with the consultant retained by the Company. All directors concurred on the awards under the Long-Term Incentive Plan made by the subcommittee (other than awards granted to that director).

  During 1997, the salary of the Company's executive officers including Mr. Neckowitz was generally set pursuant to employment agreements. See "Summary Compensation Table", as discussed in "Employment Contracts, Termination of Employment and Change-in-Control Arrangements". The Contracts for Mr. Neckowitz, Ms. Granton, Mr. Anderson, Mr. Craver and Mr. Weismiller have been superseded with new employment Contracts.

  During 1997, the Company retained a professional consultant to research executive compensation levels of similar companies and to advise the Board of Directors. The corporations against which the Company compared the compensation of its executives are not necessarily those included in the indices used to compare stockholder return in the stock performance graph. As a result of this review of executive compensation, in early 1998 the Company entered into new employment agreements with certain executive officers, including the Named Executive Officers. In determining appropriate compensation levels for key executive officers, including Mr. Neckowitz, the Compensation Committee focused heavily on the financial operating performance of the Company and on the performance of the Company's Common Stock, which increased from $12 at the time of the initial public offering in 1996 to a high of $55.125 in 1997. The performance of the Company's stock significantly exceeds the performance of the market as a whole as well as that of telecommunications companies as reflected by certain indices. The Compensation Committee believes that top management deserves the credit for this stock price increase and deserves to be compensated accordingly. In particular, the Compensation Committee approved the new contract for Mr. Neckowitz because the Committee believed that Mr. Neckowitz is largely responsible for the increases in the Company's revenue and net income during the period of this stock price increase and that the continuation of Mr. Neckowitz's services are essential to the future success of the Company. The new agreements ensure that the Company and its shareholders will have the benefit of the services of top management for the terms of the new agreements, which are five years for Mr. Neckowitz three years for Ms. Granton and Mr. Anderson and two years for Messrs. Craver and Weismiller. The consultant reviewed the new employment agreements and concluded that they were fair and reasonable in view of the circumstances. For a further description of the new employment contracts, see "Employment Contracts, Termination of Employment and Change-in-Control Arrangements".

  The Company believes that equity based compensation is an effective way of aligning executive compensation with increases in stockholder value. The Company uses the Long-Term Incentive Plan in order to attract and retain employees and other service providers and to identify such individuals with the Company's stockholders through the use of equity-based compensation. The Compensation Committee believes that option grants align executive interests with stockholders interests by providing a direct link between compensation and stockholder returns. The Compensation Committee believes that option grants pursuant to the Long-Term Incentive Plan helps retain key executives in highly competitive market for executive talent in the telecommunications industry.

  The Long-Term Incentive Plan authorizes the grant of options and other awards, including restricted stock, to executives. Option grants may be made from time to time. Option grants in 1997 were made based on various subjective factors, including individual performance contributions and expected future contributions as determined by the subcommittee. In granting options in 1997, the subcommittee of the Compensation Committee gave considerable weight to management's contributions to increased stock price.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Compensation Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. In that regard, no executive officer received compensation in excess of $1 million during fiscal 1997. The Compensation Committee, however, reserves the right to use its judgment, where merited by the Compensation Committee's need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

                                    By The Compensation Committee of the Board
                                     of Directors:
                                    Howard A. Neckowitz
                                    Gail E. Granton
                                    Charles M. Dalfen
                                    James J. Junewicz
                                    Barry J. Volante

                            STOCK PERFORMANCE GRAPH

  The following graph compares the total return on the Common Stock with the cumulative total return on the Nasdaq Market Index--U.S. Companies (a broad market index) and the Nasdaq Telecommunications Index (an industry index) for the period from July 19, 1996, the date upon which the Common Stock was registered pursuant to Section 12 of the Exchange Act, through December 31, 1997. The comparison reflects the investment of $100 on July 19, 1996, and the reinvestment of dividends (if paid), in each of the Company's Common Stock (for which no dividends have been paid), the Nasdaq Market Index and the Nasdaq Telecommunications Index (an industry index). The stock price performance of the Company reflected in this comparison is not necessarily indicative of the future stock price performance of the Company's Common Stock.


                                      NASDAQ
             PACIFIC GATEWAY    TELECOMMUNICATIONS    NASDAQ MARKET INDEX
              EXCHANGE, INC.          INDEX             U.S. COMPANIES
             ---------------    ------------------    -------------------
 7/19/96       100.00                 100.00                100.00
 9/30/96       231.37                 108.00                113.68
12/31/96       286.27                 108.16                119.26
 3/31/97       196.08                 100.53                112.8
 6/30/97       221.57                 126.19                133.48
 9/30/97       306.86                 146.49                156.06
12/31/97       422.06                 159.76                146.36

                    ASSUMES $100 INVESTED ON JULY 19, 1996
                         ASSUMES DIVIDEND REINVESTED
                     FISCAL YEAR ENDING DECEMBER 31, 1997

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has entered into indemnification agreements with its directors and officers. Such agreements require the Company to indemnify such individuals and are, in some cases, broader than the specific indemnification provisions contained in the Delaware Law.

  Ronald Jensen has entered into an Irrevocable Proxy and Voting Agreement with Mr. Neckowitz granting Mr. Neckowitz the right to vote all of Mr. Jensen's shares, 1,330,760 shares on April 6, 1998, in the Company until July 31, 2003; however, either party may terminate the agreement after July 31, 1999 by giving the other party eighteen months' advance written notice (the earliest notice date is July 31, 1999 for a termination of January 21, 2001). The agreement is null and void if Mr. Neckowitz becomes unable to perform his duties as an officer of the Company due to his voluntary resignation, termination for cause, long-term disability, physical incapacity or death.

  Ronald Jensen, the beneficial holder of 6.4% of the Company's stock, beneficially owns 22.3% of the outstanding stock of AvTel Communication, Inc. ("AvTel"), according to AvTel's proxy statement filed with the Securities and Exchange Commission on April 27, 1998. According to Avtel's proxy statement, Mr. Jensen's adult children are also significant stockholders of AvTel owning an aggregate of 45.9% of Avtel's outstanding stock, and Mr. Jeffrey Jensen, one of Ron Jensen's sons, is a director of Avtel. In addition, Mr. Neckowitz, Ms. Granton and Mr. Anderson own shares of AvTel. AvTel acquired Matrix Telecom, Inc. ("Matrix") pursuant to an exchange transaction on December 1, 1997. Prior to such acquisition, the individuals listed above were Matrix stockholders. The Company recorded revenues from sales of telecommunication services to Matrix of approximately $15.5 million during fiscal 1997, accounting for approximately 5.1% of the Company's revenues. In the fourth quarter of 1997, Matrix accounted for 3.6% of the Company's revenues.

  In connection with the Company's public offering of common stock in July 1996, the Company sold 1,800,000 shares, or approximately 9.5% of the outstanding shares, directly to KDD America, Inc. ("KDD America"), a subsidiary of Kokusai Denshin Denwa, an international telecommunications carrier based in Japan ("KDD Japan"). At that time, the Company and KDD Japan entered into a seven-year cooperation agreement that contemplates joint projects in the communications field, including joint product development in new services, such as video teleconferencing, imaging and Internet services together with related technical support and assistance; joint marketing arrangements to promote small and medium-size business and retail and ethnic marketing programs; continuing exchange of traffic; assistance by KDD Japan to the Company with respect to the Company's business in Asia; and sharing of information by the Company and KDD Japan regarding the telecommunications market and industry in the United States and Japan, respectively. During fiscal 1997, the Company made net payments to KDD Japan, reduced by amounts owed to the Company by KDD Japan, of approximately $3.7 million in connection with exchanging traffic.

  The Company obtains legal services from Mayer, Brown & Platt, the law firm of which James J. Junewicz is a partner.

                                  PROPOSAL 2
      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

  By resolutions adopted on May [4], 1998, the Board of Directors adopted a resolution declaring it advisable to amend Article III of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from Fifty Million (50,000,000) to Seventy Million (70,000,000) shares (the "Amendment"). The Board of Directors directed that the Amendment be submitted for consideration by the stockholders at the Annual Meeting. The resolution approving the Amendment being presented to stockholders, which contains the text of the Amendment, is set forth on Exhibit A to this Proxy Statement. The Amendment will not affect the number of shares of Preferred Stock authorized, which is 5,000,000 shares.

  The Company's Restated Certificate of Incorporation currently authorizes the issuance of up to 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.0001 per share. As of April 6, 1998, there were 19,114,111 shares of Common Stock issued and outstanding and no shares of Preferred Stock issue and outstanding. In addition, as of the same date, approximately 4,000,000 shares of Common Stock were reserved for issuance under the Company's 1997 Long-Term Incentive Plan and 903,225 shares were reserved for issuance under the Company's other employee benefit plans, arrangements and agreements. Each share of Common Stock currently outstanding is coupled with one right to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.0001 per share, pursuant to the Rights Agreement, dated November 17, 1997, between the Company and Norwest Bank Minnesota, N.A. The Rights will automatically attach to any new shares of Common Stock issued.

  The additional authorized shares of Common Stock resulting from the Amendment shall have rights identical to existing shares of Common Stock. All outstanding shares of Common Stock would continue to have one vote per share and would have no preemptive rights to subscribe for additional shares. See the discussion under the caption "Voting Rights and Procedures."

  As is currently the case, the authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations, including the rules for NASDAQ National Market companies. These purposes may include the declaration of a stock dividend on the Company's Common Stock which would be intended to enhance liquidity by making the per share stock price lower without lowering total stockholders' equity or the stockholders' proportional interest in the Company's Common Stock. (If a stock dividend is declared, assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of shares of Common Stock after a stock dividend and transfer taxes, if any, may be somewhat higher than prior to a stock dividend, depending on the specific number of shares involved.) The additional authorized shares of Common Stock will also be available for issuance by the Board in connection with possible financings, potential acquisitions of other companies, the Company's employee benefit programs or for other corporate purposes. Except for shares of Common Stock issuable pursuant to the Company's employee benefit programs, the Company at this time does not have any plans or commitments to issue shares of its Common Stock, although the Company has been considering the advisability of declaring a stock dividend or issuing shares in financings or acquisitions. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its stockholders. Because the holders of the Company's Common Stock do not have preemptive rights, the issuance of shares of Common Stock (other than on a pro-rata basis to all current stockholders such as pursuant to a stock dividend) would reduce the current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of shares of Common Stock will be subject to the rights of holders of outstanding shares of Preferred Stock the Company may issue in the future.

  The Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the dividend rate, voting rights, conversion rights, conversion rates, rights and terms of redemption and other rights, preferences and restrictions of each series, any or all or which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company at this time has no plans or commitments to issue any shares of Preferred Stock, although the Company is considering possible financing alternatives, and from time to time considers acquisition alternatives, each of which could include the issuance of Preferred Stock. Subject to the requirements and limitations of the Nasdaq market, authorized shares of the Company's Common Stock and Preferred Stock may be issued from time to time without action by the Company's stockholders to such persons and for such consideration and on such terms as the Board of Directors determines.

  Although a proposal to increase the authorized common stock of a company may be construed as having an anti-takeover effect, since authorized and unissued shares of Common Stock could be issued for the purpose of discouraging an attempt by another person or entity to take control of the Company, neither the management of the Company nor the Board of Directors views this proposal in that light. The proposal has not been prompted by any effort by anyone to gain control of the Company, and the Company is not aware of any such effort.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. Proxies will be so voted unless stockholders specify otherwise in their proxies. The affirmative vote of holders of a majority of the outstanding shares is required for approval of this proposal. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the proposed Amendment to the Company's Restated Certificate of Incorporation. If this proposed Amendment is approved by the stockholders, it will become effective upon the filing of the Articles of Amendment to the Company's Restated Certificate of Incorporation, which will occur as soon as reasonably practicable after approval.

                                   PROPOSAL 3
                       APPROVAL OF SELECTION OF AUDITORS

  Unless marked to the contrary, proxies will be voted for the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending on December 31, 1998. Coopers & Lybrand L.L.P. was engaged as the Company's independent auditors in June 1995 and has audited the Company's consolidated financial statements for the fiscal years ended December 31, 1994, 1995, 1996 and 1997.

  Representatives of Coopers & Lybrand L.L.P. are expected to appear at the Annual Meeting, will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SELECTION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company not later than January 10, 1999, at its principal executive offices, Attention: Howard A. Neckowitz, Chairman, President and Chief Executive Officer, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that annual meeting.

                             ADDITIONAL INFORMATION

  A copy of the Company's Annual Report to Stockholders for fiscal 1997 is being provided to stockholders with this Proxy Statement.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ Howard A. Neckowitz

                                      Howard A. Neckowitz, Chairman, President
                                       and Chief Executive Officer

May    , 1998
Burlingame, California

                                   EXHIBIT A

  RESOLVED, that the first paragraph of Article III of the Restated Certificate of Incorporation of the Company be amended in its entirety to read as follows:

    "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Seventy-Five Million (75,000,000) shares. Seventy Million (70,000,000) shares shall be Common Stock, $.0001 par value per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.0001 per share."

                         PACIFIC GATEWAY EXCHANGE, INC.               1998 PROXY
                 ANNUAL MEETING OF STOCKHOLDERS--JUNE 16, 1998
LOGO

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Howard A. Neckowitz and Gail E. Granton, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the annual meeting of stockholders (the "Annual Meeting") of Pacific Gateway Exchange, Inc. (the "Company") to be held on June 16, 1998 at 10:00 a.m., pacific time, at the San Francisco Airport Marriott, 1800 Old Bayshore Highway, Burlingame, California 94010, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 THROUGH 3
1. Election of the following directors to serve as Class I directors for a term expiring at the 2001 annual meeting.
  CHARLES M. DALFEN   BARRY J. VOLANTE
  [_] FOR all listed nominees
  [_] WITHHOLD AUTHORITY to vote for all listed nominees
  [_] LISTED NOMINEES except the following: (Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) on the line below.)

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2. Approval of the resolution attached as Exhibit A to the Proxy Statement to amend Article III of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from Fifty Million (50,000,000) to Sixty Million (70,000,000) shares.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

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            (Continued, and to be signed and dated on reverse side)
                          (Continued from other side)
3. Approval of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN
4. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.
                                           THIS PROXY WILL BE VOTED AS
                                           DIRECTED. IF NO DIRECTION IS MADE,
                                           IT WILL BE VOTED "FOR" ITEMS 1
                                           THROUGH 4.

                                                         Dated __________, 1998

                                           ------------------------------------
                                           Signature(s) of Stockholder(s)

                                           ------------------------------------
                                           Signature if held jointly

                                           PLEASE SIGN exactly as name appears
                                           above. Joint owners should each
                                           sign. Executors, administrators,
                                           trustees, etc. should so indicate
                                           when signing. If signer is a
                                           corporation, please sign full name
                                           by duly authorized officer.